UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MAKEMUSIC, INC.

(Exact name of registrant as specified in its charter)

Minnesota

(State of incorporation or organization)

41-1716250

(I.R.S. Employer Identification No.)

7615 Golden Triangle Drive, Suite M

Eden Prairie, Minnesota

(Address of principal executive offices)

55344-3848

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:	None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On February 21, 2012, the Board of Directors (the “Board”) of MakeMusic, Inc. (the “Company”) adopted a Tax Asset Protection Plan and declared a dividend distribution consisting of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $.01 per share (the “Common Stock”). The dividend is payable to the Company’s shareholders of record as of the close of business on March 2, 2012 (the “Record Date”). The terms of the Rights are set forth in the Tax Asset Protection Plan dated as of February 21, 2012 (the “Plan”), by and between the Company and Wells Fargo Bank, N.A. (the “Rights Agent”).

The purpose of the Plan is to protect the long term value of the Company’s accumulated net operating losses and other tax attributes (collectively, “NOLs”) for federal and state income tax purposes. The Company’s ability to use the NOLs in the future may be significantly limited if it experiences an “ownership change” for U.S. federal income tax purposes. In general, an ownership change will occur when the percentage of the Company’s ownership (by value) of one or more “5 percent shareholders” (as defined in the Internal Revenue Code of 1986, as amended) has increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis).

Under the Plan, the exercise of the Rights is triggered when a person acquires shares, or announces a tender offer to acquire shares, resulting in ownership of 4.95% or more of Common Stock. The Plan operates by voiding the Rights of the acquiring person and making all other Rights either exercisable for shares of Common Stock at half price or, at the discretion of the Board, exchangeable for Company preferred stock, Common Stock or other securities at no cost. Under the Plan, existing shareholders currently having an ownership interest above 4.95% can maintain but cannot increase their holdings.

The description of the Plan (which includes as Exhibit A the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock and as Exhibit B the forms of Rights Certificate and Election to Exercise) and the Rights included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2012, is incorporated herein by this reference and is qualified in its entirety by reference to the Plan and such exhibits thereto.

Item 2.	Exhibits.

In accordance with Form 8-A, the following exhibits are incorporated by this reference:

Exhibit Number	Description

3.1	Certificate of Designation of the Series A Junior Participating Preferred Stock of MakeMusic, Inc., as filed with the Secretary of State of Minnesota on February 21, 2012 (incorporated by reference to Exhibit 3.1 to MakeMusic, Inc’s Current Report on Form 8-K filed on February 22, 2012).

4.1	Tax Asset Protection Plan dated as of February 21, 2012 (the “Plan”), by and between MakeMusic, Inc. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to MakeMusic, Inc’s Current Report on Form 8-K filed on February 22, 2012).

4.2	Form of Rights Certificate (incorporated by reference to Exhibit B to the Plan (incorporated by reference to Exhibit 4.2 to MakeMusic, Inc’s Current Report on Form 8-K filed on February 22, 2012).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MAKEMUSIC, INC.

	By:	/s/ Karen L. VanDerBosch
Karen L. VanDerBosch Chief Operating Officer/Chief Financial Officer (Principal Financial Officer)

Date: February 22, 2012